EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan, as amended and restated as of November 5, 2008, of our reports dated August 26, 2008, with respect to the consolidated financial statements of Sun Microsystems, Inc. and the effectiveness of internal control over financial reporting of Sun Microsystems, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2008.

/s/ Ernst & Young LLP

San Jose, California

November 5, 2008